As filed with the Securities and Exchange Commission on December 30, 1997



                                                       Registration No. 33-46062
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                               ------------------

                       Post-Effective Amendment No. 1 to
                                    FORM S-8

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ________________

                                   MBIA INC.
             (Exact name of registrant as specified in its charter)

              CONNECTICUT                      06-1185706
     (State or other jurisdiction of       (I.R.S. Employer
      incorporation or organization)     Identification No.)



                                113 KING STREET
                             ARMONK, NEW YORK 10504
                    (Address of Principal Executive Offices
                              including Zip Code)


                                   MBIA INC.
                      EMPLOYEES PROFIT SHARING AND 401(K)
                              SALARY DEFERRAL PLAN
                            (Full title of the Plan)


                              LOUIS G. LENZI, ESQ.
                         GENERAL COUNSEL AND SECRETARY
                                113 KING STREET
                             ARMONK, NEW YORK 10504
                                 (914) 273-4545
           (Name, address and telephone number of agent for service)

================================================================================

                              CALCULATION OF REGISTRATION FEE

============================================================================

                                                  Proposed
                                    Proposed      maximum
Title of                            maximum      aggregate     Amount of
securities to     Amount to be      offering     offering      registration
be registered     registered        price unit      price      fee
-------------     ------------      ----------   ------------  ----------
Common Stock,     1,000,000(1)          (2)         None (3)       None
par value
$1.00 per
share

============================================================================

(1)  Consists of shares of Common Stock and an equal number of tandem Rights.
     In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein. The number of shares specified in Form S-8 Registration Statement No. 33-46062 shall be adjusted by the reason of any subsequent increase or decrease in the number of shares of Common Stock occurring at any time due to a stock split, stock dividend, recapitalization or other capital adjustments or contribution of capital or other assets to the registrant.

(2)  Not applicable.

(3)  No registration fee required.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

          The contents of the Registrant's Registration Statement on Form S-8 (Registration No. 33-46062), other than Item 6 thereof, are hereby incorporated by reference in this Registration Statement.

          The following additional information regarding indemnification of officers and directors is provided pursuant to Item 6 and supersedes the information appearing in Registration No. 33-46062:

Item 6.   Indemnification of Directors and Officers

          The Company was incorporated under the laws of the State of Connecticut in 1986. Section 33-771 of the Connecticut Business Corporation Act (the "CBCA") states that, unless its certificate of incorporation otherwise provides, a Corporation formed under Connecticut law prior to January 1, 1997 shall indemnify under Sections 33-770 to 33-778, inclusive, as amended, a director to the same extent the corporation is permitted to provide the same to a director pursuant to Section 33-771(a)(1), (b), (c) and (d). The obligation to indemnify is subject to certain limitations set forth in Section 33-775 of the CBCA, which require a determination in each case, in the manner set forth in
Section 33-775, that indemnification of the director is permissible.  Under
Section 33-774 of the CBCA, a director may also apply to a court of competent jurisdiction for indemnification. Section 33-776(d) of the CBCA provides that a corporation incorporated under Connecticut law prior to January 1, 1997 shall also indemnify each of its officers who is not a director to the same extent as the corporation is permitted to provide the same to a director under Section 33-771(a)(1), (b), (c) and (d), as limited by Section 33-775. The general counsel or other officers specified by the Board of Directors may make the determination required by Section 33-775, in addition to the persons specified in that Section.

          In general, Section 33-771 provides that a corporation may indemnify an individual made a party to a proceeding because he is a director against liability incurred in the proceeding if: (1) (A) he conducted himself in good faith; (B) he reasonably believed (i) in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation, and
(ii) in all other cases, that his conduct was at least not opposed to the best interests of the corporation; and (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or (2) he engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the certificate of incorporation as authorized by Section 33-636(b)(5) of the CBCA Sections 33-772 and 33-773 of the CBCA require or permit a corporation, in certain circumstances and subject to certain limitations set forth therein, to also indemnify a director against reasonable expenses incurred in such a proceeding.

          Section 33-771(d) provides that, unless ordered by a court, a corporation may not indemnify a director (1) in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under 33-771(a); or (2) in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled whether or not involving action in his official capacity.

          The Restated Certificate of Incorporation of the Company includes a provision limiting a director's personal liability to the Company or its shareholders for monetary damages for breach of duty as a director, to an amount equal to the amount of compensation received by the director for serving the Company during the calendar year in which the violation occurred, subject to a number of exceptions, including violations involving a knowing and culpable violation of law, a breach of duty which enables a director or an associate to receive an improper personal gain, conduct showing a lack of good faith and conscious disregard of duty to the Company, a sustained and unexcused pattern of inattention, or the approval of an illegal distribution of assets of the Company to its shareholders.

          The Company has purchased insurance providing officers and directors of the Company (and their heirs and other legal representatives) coverage against certain liabilities arising from any negligent act, error, omission or breach of duty claimed against them solely by reason of their being such officers and directors, and providing coverage for the Company against its obligation to provide indemnification as required by the above-described statutes and the Restated Certificate of Incorporation. The insurance policy has a $50 million aggregate policy limit for any loss or losses during the policy year.

Item 8.   Exhibits

          The following additional exhibits are provided pursuant to Item 8:


                               Index to Exhibits
                               -----------------

Exhibit No.              Description of Exhibit
-----------              ----------------------


4.4          Restated Certificate of Incorporation of the
             Company, dated August 17, 1990, incorporated by reference to Exhibit 3.1 of the Company's
             Annual Report on Form 10-K for the fiscal year ended December 31, 1990.

4.5          Company's By-laws as Amended as of May 7,
             1992, incorporated by reference to Exhibit
             3.2 of the Company's Annual Report on Form
             10-K for the fiscal year ended December 31, 1992.

5 Opinion of Day, Berry & Howard as to the legality of securities to be registered
             (filed herewith).

23.1         Consent of Coopers & Lybrand L.L.P.,
             incorporated by reference to Exhibit 23 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

23.2         Consent of Day, Berry & Howard (included in
             Exhibit 5).

24.1         Additional Powers of Attorney (filed
             herewith).

                                   SIGNATURES
                                   ----------


          The Registrant.  Pursuant to the requirements of the Securities Act of
          --------------
1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 33-46062 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Armonk, State of New York on the 15th day of December, 1997.

                              MBIA INC.



                              By:/s/ David H. Elliott
                                 --------------------
                                 David H. Elliott
                                 Chairman and Chief
                                  Executive Officer


          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures                          Title               Date
----------                          -----               ----

/s/ David H. Elliott
-------------------------
David H. Elliott             Chairman and Chief   December 15, 1997
                             Executive Officer;
                             Director
                             (Principal
                             Executive Officer)

/s/ Julliette S. Tehrani     Executive Vice       December 15, 1997
---------------------------  President; Chief
Julliette S. Tehrani         Financial Officer
                             and Treasurer
                             (Principal
                             Financial Officer)

/s/ Elizabeth B. Sullivan    Vice President and   December 15, 1997
---------------------------  Controller
Elizabeth B. Sullivan        (Principal
                             Accounting
                             Officer)

/s/ Joseph W. Brown, Jr.     Director             December 15, 1997
---------------------------
Joseph W. Brown, Jr.

/s/ David C. Clapp           Director             December 15, 1997
---------------------------
David C. Clapp

/s/ Gary C. Dunton           Director             December 15, 1997
---------------------------
Gary C. Dunton

/s/ Claire L. Gaudiani       Director             December 15, 1997
---------------------------
Claire L. Gaudiani

/s/ William H. Gray, III     Director             December 15, 1997
---------------------------
William H. Gray, III

/s/ Freda S. Johnson
---------------------------  Director             December 15, 1997
Freda S. Johnson

/s/ Daniel P. Kearney
---------------------------  Director             December 15, 1997
Daniel P. Kearney

/s/ James A. Lebenthal
---------------------------  Director             December 15, 1997
James A. Lebenthal

/s/ Pierre-Henri Richard     Director             December 15, 1997
---------------------------
Pierre-Henri Richard

/s/ John A. Rolls
---------------------------  Director             December 15, 1997
John A. Rolls

/s/ Richard L. Weill
---------------------------  Director             December 15, 1997
Richard L. Weill

* By:/s/ Louis G. Lenzi
     -------------------
     Louis G. Lenzi
     Attorney-in-Fact

       The Plan.  Pursuant to the requirements of the Securities Act of 1933,
       --------
the trustees (or other persons who administer the employee benefit plan) have caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 33-46062 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Armonk, State of New York on the 15th day of December, 1997.



                       MBIA Inc. Employees Profit Sharing and
                       401(k) Salary Deferral Plan



                       By:  /s/ David H. Elliott
                            --------------------
                            David H. Elliott